Exhibit 21.1


                               SODAK GAMING, INC.

                         SUBSIDIARIES OF THE REGISTRANT



Sodak Gaming Mississippi, Inc.


Sodak Gaming Colorado, Inc.


Sodak Gaming Texas, Inc.


Sodak Gaming International, Inc.


S.G. International, Inc.


Sodak Gaming Peru S.A.


Sodak Gaming do Brasil Ltda


Ecuasodak


Gamblers Supply Management Company


Sodak Louisiana, L.L.C.